Exhibit 10.2

Incentive Award Agreement
2010 Annual Incentive Compensation Plan

You have been designated by the Compensation & Organization Committee (the “Committee”) of the Board of Directors of United States Steel Corporation, a Delaware Corporation, herein called the Corporation, as a Participant who is eligible to earn an Incentive Award pursuant to the United States Steel Corporation 2010 Annual Incentive Compensation Plan (the “Plan”).

Name of Participant:	PARTICIPANT NAME

Name of Employing Company
on Date Hereof:	(the company recognized by the Corporation as employing the Participant on the date hereof)

Incentive Target Amount:

Performance Period:	January 1, 2015 through December 31, 2017

Performance Goals:	(see Exhibit A, attached)

Date of This Incentive Award:	GRANT DATE

By my acceptance, I agree that this Incentive Award is subject to and governed by the terms and conditions of the Plan and the Administrative Procedures for the Long-Term Incentive Compensation Program established from time to time by the Committee under the United States Steel Corporation 2005 Stock Incentive Plan, as Amended and Restated and under the United States Steel Corporation 2010 Annual Incentive Compensation Plan (the “Administrative Procedures”), and the terms and conditions contained herein (the “Agreement”), including the special provisions for my country of residence, if any, attached hereto as Exhibit B, as well as such amendments to the Plan and/or the Administrative Procedures as the Committee, or its successor committee, may adopt from time to time.

United States Steel Corporation		Accepted as of the above date: ACCEPTANCE DATE

By		By	PARTICIPANT ES
	Authorized Officer		Signature of Participant

Terms and Conditions
1.    Incentive Award: The Performance Period for purposes of determining whether the Performance Goal has been met shall be the three-year period beginning on January 1, 2015, and ending on December 31, 2017. The Performance Goal for purposes of determining whether, and the extent to which, the Incentive Award is earned and payable is set forth in Exhibit A to this Agreement. Exhibit A is incorporated by reference herein. Subject to the Administrative Procedures and the provisions of this Agreement, the Incentive Award shall become payable, if and to the extent earned, following the Committee’s determination and certification after the end of the Performance Period, as to whether and the extent to which the Performance Goal has been achieved; provided that the Committee retains no discretion to reduce or increase Incentive Awards that become payable as a result of performance measured against the Performance Goals.
2.    Payment of Award: If and to the extent that the Incentive Award is earned, the Corporation shall cause a cash payment to be made to the Participant in the amount determined by the Committee to be payable pursuant to paragraph 1 hereof; provided, however, that, pursuant to Section 6.03 of the Plan, the Committee may provide for payment of the Incentive Award in shares of the Corporation’ common stock (“Shares”) under the Corporation’s 2005 Stock Incentive Plan (including any successor thereto), as amended from time to time, or any combination thereof, as determined by the Committee in its sole discretion. Payment shall be made following the end of the Performance Period, and in no event more than two and one-half months following the end of the calendar year in which the Performance Period ends. In the event that any payment to a U.S. tax-payer or Participant otherwise subject to U.S. taxation with respect to an Incentive Award is considered to be based upon separation from service, and not compensation the Participant could receive without separating from service, then such amounts may not be paid until the first business day of the seventh month following the date of the Participant’s termination if the Participant is a “specified employee” under Section 409A of the Code upon his separation from service.
3.    Transferability: The Participant shall not sell, transfer, assign, pledge or otherwise encumber or dispose of any portion of the Incentive Award and the right to receive any payment hereunder, and any attempt to sell, transfer, assign, pledge or encumber any portion of the Incentive

ROCE Performance Award

Award or amounts payable hereunder prior to the payment, if at all, of any amounts that may be payable hereunder shall have no effect, regardless of whether voluntary, involuntary, by operation of law or otherwise.
4.     Change of Control: Notwithstanding anything to the contrary stated herein, in the case of a Change of Control of the Corporation, (a) the Performance Period shall automatically end, (b) the performance for the abbreviated Performance Period calculated as set forth below shall be measured against the established Performance Goals, the performance criteria shall be deemed satisfied only to the extent the performance for the abbreviated Performance Period calculated as set forth below was achieved (the “Achieved Incentive Award”), and the balance of the Incentive Award, if any, shall be forfeited, and (c) the Achieved Incentive Award shall remain subject to forfeiture until the third anniversary of the Date of this Incentive Award if the Participant’s employment is terminated after the Change of Control but before the third anniversary of the Date of the Incentive Award; provided, however, notwithstanding Section 5, (i) if the Participant’s employment is terminated by the Corporation other than for Cause or a voluntary termination by the Participant for Good Reasons in the case of participants designated as executive management at the time of the Change of Control, within 24 months following a Change of Control, then the Achieved Incentive Award shall not be forfeited upon such termination; rather, the Achieved Incentive Award shall vest immediately upon the termination, (ii) if the Participant’s employment is terminated by reason of death or Disability, then the Achieved Incentive Award shall not be forfeited upon such death or Disability; rather, the Achieved Incentive Award shall vest immediately upon the Participant’s death during employment or termination of employment by reason of Disability; and (iii) if the Participant’s employment is terminated by reason of Retirement or Termination with Consent, then a prorated portion of the Achieved Incentive Award will vest, based upon the number of complete months worked during the original Performance Period in relation to the number of whole months in the original Performance Period and the remainder shall be forfeited. For purposes of the Agreement, Change of Control, Cause and Good Reason shall have the meanings specified in the United States Steel Corporation 2005 Stock Incentive Plan, Amended and Restated through April 29, 2014. In calculating the performance for the abbreviated Performance Period and the Achieved Performance Award, the ROCE for the year in which the Change of Control occurs shall be determined as the combination of the ROCE (x) actually achieved through the business day immediately preceding the closing date of the Change of Control and (y) measured at target for the period from the Change of Control through the end of the year in which the Change of Control occurs (applying the target ROCE for the year pro-rata over the number of whole and partial months remaining in the year).  In the event the Change of Control occurs in the first year of the Performance Period, the ROCE as so calculated for the year in which the Change in Control occurs shall be the ROCE for the abbreviated Performance Period.  In the event the Change of Control occurs in the second year of the Performance Period, the weighted average ROCE shall be calculated for the years in the abbreviated Performance Period using a weighting of 40% for the actual ROCE achieved in the first year of the Performance Period and 60% for the ROCE as so calculated for the year in which the Change in Control occurs. In the event the Change of Control occurs in the third year of the Performance Period, the weighted average ROCE shall be calculated for the years in the abbreviated Performance Period using a weighting of 20% for the actual ROCE achieved in the first year of the Performance Period, 30% for the actual ROCE achieved in the second year of the Performance Period, and 50% for the ROCE as so calculated for the year in which the Change in Control occurs.
5.    Termination of Employment: Unless otherwise determined by the Committee, (a) the Incentive Award is forfeited if the Participant’s employment is terminated with the employing company identified above or the Corporation, its Subsidiaries or affiliates (each an “Employing Company”) during the Performance Period due a Termination without Consent or Termination for Cause, and (b) a prorated value of the Incentive Award will vest based upon (i) the number of complete months worked by the Participant during the Performance Period, in the event of the Participant’s termination of employment during the Performance Period by reason of Retirement of Termination with Consent, or (ii) the schedule contained within the Administrative Procedures, in the event of a Participant’s termination of employment during the Performance Period by reason of Death or Disability, in any case to be calculated and delivered following the end of the relevant Performance Period in accordance with paragraph 2 hereof, provided that the relevant Performance Goal for the Performance Period is achieved. The remaining value of the Incentive Award is forfeited immediately upon the Participant’s termination of employment without consideration or further action being required of the Corporation or the Employing Company. Any and all forfeitures shall be evidenced by written notice to the Participant. Termination with or without Consent and Termination for Cause will be determined pursuant to Administrative Procedures established by the Committee from time to time.
6.     Vesting: Subject to Sections 4 and 5, in order to vest in the Incentive Award, the Participant must continue as an active employee of an Employing Company during the Performance Period and through the date on which the Committee certifies whether the Performance Goal relating to the Performance Period has been achieved, subject to the Employing Company’s right to terminate the Participant’s employment at any time.
Except as provided in Section 5 of this Agreement, notwithstanding any other terms or conditions of the Plan, the Administrative Procedures or this Agreement to the contrary, in the event of the Grantee’s termination of employment regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any, the Grantee’s rights under this Agreement will terminate effective as of the date that the Grantee is no longer actively employed by an Employing Company and will not be extended by any notice period. For purposes of the Incentive Award, active employment does not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any. The Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of the Incentive Award.
7.    Recoupment: Notwithstanding anything in the Plan or this Agreement to the contrary, this Incentive Award and all amounts that may be paid or payable hereunder shall be subject to all recoupment provisions required by law from time to time. In its sole discretion, the Committee shall have the authority to amend, waive or apply the terms of any recoupment policies or provisions not required by law, in whole or in part, to the extent necessary or advisable to comply with applicable local laws, as determined by the Committee.

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8.    Interpretation and Amendments: This Incentive Award and the payment of all amounts hereunder are subject to, and shall be administered in accordance with, the provisions of the Plan and the Administrative Procedures, as the same may be amended by the Committee from time to time, provided that no amendment may, without the consent of the Participant, affect the rights of the Participant under this Incentive Award in a materially adverse manner. For purposes of the foregoing sentence, an amendment that affects the tax treatment of the Incentive Award or that is necessary to comply with other laws shall not be considered as affecting the Participant’s rights in a materially adverse manner. All capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Plan or the Administrative Procedures. In the event of a conflict between the Plan and the Administrative Procedures, unless this Incentive Award specifies otherwise, the Plan shall control.
9.    Compliance with Laws: The obligations of the Corporation and the rights of the Participant are subject to all applicable laws, rules and regulations including, without limitation, the U.S. Securities Exchange Act of 1934, as amended; the U.S. Securities Act of 1933, as amended; the U.S. Internal Revenue Code of 1986, as amended; and any other applicable laws, whether U.S. origin or otherwise.
10.    Acceptance of Incentive Award: The Incentive Award shall not be payable unless it is accepted by the Participant and notice of such acceptance is received by the Stock Plan Officer.
11.    Withholding Taxes: The Participant acknowledges that, regardless of any action taken by the Corporation or the Employing Company, the ultimate liability for any or all income tax, social security, payroll tax, payment on account or other tax-related withholding or liability in connection with any aspect of the Performance Award, including the grant, vesting, or settlement of the Performance Award or the subsequent sale of Shares (“Tax-Related Items”) is and remains his or her responsibility and may exceed the amount withheld by the Corporation or the Employing Company. Furthermore, the Participant acknowledges that the Corporation and/or the Employing Company (a) make no representations or undertakings regarding the treatment of any Tax-Related Items; and (b) do not commit to and are under no obligation to structure the terms of the grant of the Performance Award or any aspect of the Participant’s participation in the Plan to reduce or eliminate his or her liability for Tax-Related Items or to achieve any particular tax result. Further, if the Participant has become subject to Tax-Related Items in more than one jurisdiction between the Date of this Incentive Award and the date of any relevant taxable event, the Participant acknowledges that the Corporation and/or the Employing Company (or former Employing Company, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable event, the Participant shall pay or make adequate arrangements satisfactory to the Corporation and/or the Employing Company to satisfy all Tax-Related Items of the Corporation and/or the Employing Company. In this regard, the Participant shall pay any Tax-Related Items directly to the Corporation or the Employing Company in cash upon request. In addition, the Participant authorizes the Corporation and/or the Employing Company, or their respective agents, at their discretion, to satisfy the obligations with regard to all applicable Tax-Related Items by one or a combination of the following methods (to the extent applicable): (1) withholding from Participant’s wages or other cash compensation paid to Participant by the Corporation and/or the Employing Company; (2) withholding from proceeds of the sale of Shares that may be issued upon payment of the Performance Award either through a voluntary sale or through a mandatory sale arranged by the Corporation (on the Participant’s behalf pursuant to this authorization) through such means as the Corporation may determine in its sole discretion (whether through a broker or otherwise); or (3) withholding in Shares that may be issued upon payment of the Performance Award. If the Corporation gives the Participant the power to choose the withholding method, and the Participant does not make a choice, then the Corporation will at its discretion withhold in Shares as stated in alternative (3) herein.
To the extent the Performance Award is paid in Stock, to avoid negative accounting treatment, the Corporation may in its discretion limit withholding of Shares or account for Tax-Related Items by considering only the applicable minimum statutory withholding amounts or other applicable withholding rates. If the Corporation withholds Shares at a rate other than the minimum statutory rate, such as the maximum withholding rate, then to the extent the Corporation determines appropriate to avoid negative accounting, it may refund any over-withheld amount in cash and the Participant will have no entitlement to any Share equivalent. If the Tax-Related Items are satisfied by withholding in Shares issuable upon vesting of the Performance Award, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the Performance Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. Finally, the Participant shall pay to the Corporation or the Employing Company any amount of Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan. The Participant understands that no Shares or proceeds from the sale of Shares shall be delivered to Participant, notwithstanding the vesting of the Performance Award, unless and until the Participant shall have satisfied any obligation for Tax-Related Items with respect thereto.
Notwithstanding anything in this Section 11 to the contrary, if the Performance Award is considered nonqualified deferred compensation and is paid in Shares, the fair market value of the Shares withheld together with the amount of cash withheld may not exceed the liability for Tax-Related Items.
12.    Nature of the Incentive Award: Nothing herein shall be construed as giving Participant any right to be retained in the employ of an Employing Company or affect any right that the Employing Company may have to terminate the employment of such Participant. Further, by accepting this Incentive Award, the Participant acknowledges that:

a)
the Plan and the Administrative Procedures are established voluntarily by the Corporation, they are discretionary in nature and may be modified, amended, suspended or terminated by the Corporation at any time, to the extent permitted by their terms;

b)
the grant of the Incentive Award is voluntary and occasional and does not create any contractual or other right to receive future Incentive Awards, or benefits in lieu of Incentive Awards, even if Incentive Awards have been granted in the past;

c)	all decisions with respect to future Incentive Award grants, if any, will be at the sole discretion of the Committee;

d)	the Participant is voluntarily participating in the Plan;

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e)
the Incentive Award and any cash or Shares that may be paid pursuant to the Incentive Award are extraordinary items which do not constitute compensation of any kind for services of any kind rendered to the Corporation or to the Employing Company, and which are outside the scope of the Participant’s employment contract, if any;

f)
the Incentive Award and any cash or any Shares that may be paid subject to the Incentive Award are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, dismissal, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Corporation or the Employing Company or any Subsidiary or affiliate of the Corporation;

g)	the Incentive Award and any cash or any Shares that may be paid subject to the Incentive Award are not intended to replace any pension rights or compensation;

h)	the grant of the Incentive Award will not be interpreted to form an employment contract or relationship with the Corporation, the Employing Company or any Subsidiary or affiliate of the Corporation;

i)	the future value of the Shares or the amount of cash that may be paid pursuant to the Incentive Award is unknown, indeterminable and cannot be predicted with certainty;

j)
no claim or entitlement to compensation or damages arises from forfeiture of the Incentive Award resulting from termination of the Participant’s employment by the Corporation or the Employing Company (for any reason whether or not in breach of applicable labor laws or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the Incentive Award to which the Participant is not otherwise entitled, the Participant irrevocably agrees never to institute any claim against the Corporation or the Employing Company, waives his or her ability, if any, to bring any such claim, and releases the Corporation and the Employing Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agreed to execute any and all documents necessary to request dismissal or withdrawal of such claim;

k)
it is the Participant’s sole responsibility to investigate and comply with any applicable exchange control laws in connection with the issuance and delivery of any Shares that may be paid pursuant the Incentive Award;

l)
the Corporation and the Employing Company are not providing any tax, legal or financial advice, nor are the Corporation or the Employing Company making any recommendations regarding the Participant’s participation in the Plan or the Participant’s acquisition or sale of any Shares that may be issued pursuant to the Incentive Award;

m)	the Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan;

n)
unless otherwise provided in the Plan, Administrative Procedures or by the Corporation in its discretion, the Incentive Award and the benefits evidenced by this Agreement do not create any entitlement to have the Incentive Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Corporation; and

o)	the following provisions apply only if the Participant is providing services outside the United States:

i)	the Incentive Award and any cash or Shares paid pursuant to the Incentive Award are not part of normal or expected compensation for any purpose; and

ii)
the Participant acknowledges and agrees that neither the Corporation nor the Employing Company shall be liable for any foreign exchange rate fluctuation between the local currency and the United States Dollar that may affect the value of the Incentive Award or of any amounts due to the Participant pursuant to the settlement of the Incentive Award or the subsequent sale of any Shares acquired upon settlement.

13.    Data Privacy: The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, any Employing Company and the Corporation for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Employing Company and the Corporation hold certain personal information about the Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Corporation, details of all Incentive Awards or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in Participant’s favor, as the Employing Company and/or the Corporation deems necessary for the purpose of implementing, administering and managing the Plan (“Data”). The Participant acknowledges and understands that Data may be transferred to any broker as designated by the Corporation and any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere (and outside the European Economic Area), and that the recipient’s country may have different, including less stringent, data privacy laws and protections than the Participant’s country. The Participant understands that Corporation may transfer Participant's Data to the United States, which is not considered by the European Commission to have data protection laws equivalent to the laws in Participant's country. The Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares acquired upon vesting of the Incentive Award. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and

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processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Participant further understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke consent, the Participant’s employment status or service and career with the Employing Company will not be adversely affected. The Participant understands, however, that refusing or withdrawing his or her consent may affect his or her ability to realize benefits from the Incentive Award or otherwise participate in the Plan. For more information on the consequences of his or her refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
14.    Electronic Delivery: The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Corporation intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Corporation. The Participant consents to the electronic delivery of the Plan documents and the Agreement. The Participant acknowledges that he or she may receive from the Corporation a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Corporation by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Corporation or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if the Participant has provided an electronic mail address) at any time by notifying the Corporation of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents.
15.    Severability: In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
16.    Language: If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
17.    Governing Law and Venue: This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of laws thereof. For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the Commonwealth of Pennsylvania, and agree that such litigation shall be conducted in the courts of Allegheny County, Pennsylvania, or the federal courts for the United States for the Western District of Pennsylvania, where this grant is made and/or to be performed.
18.    Exhibit B. Notwithstanding any provisions in this Agreement, the Incentive Award shall be subject to any special terms and conditions set forth in Exhibit B to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in Exhibit B, the special terms and conditions for such country will apply to the Participant, to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Exhibit B constitutes part of this Agreement.
19.    Insider Trading Restrictions/Market Abuse Laws: The Participant acknowledges that, depending on the Participant's country of residence, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect the Participant's ability to acquire or sell Shares or rights to Shares (e.g., Incentive Awards) under the Plan during such times as the Participant is considered to have “inside information” regarding the Corporation (as defined by any applicable laws in the Participant's country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy maintained by the Corporation.  The Participant acknowledges that it is the Participant's responsibility to comply with any applicable restrictions, and the Participant is advised to speak to his or her personal advisor on this matter.
20.    Imposition of Other Requirements: The Corporation reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Incentive Award and on any cash that may be paid or Shares that may be acquired under the Plan, to the extent the Corporation determines it is necessary or advisable in order to comply with local law, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
21.    Headings: Headings of paragraphs and sections used in this Agreement are for convenience only and are not part of this Agreement, and must not be used in construing it.
22. Waiver: The Participant acknowledges that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant.

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